Exhibit 99.1

Equity Office Properties Trust	Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

phone 312.466.3300 fax 312.454.0332
www.equityoffice.com

Equity Office (Investors/Analysts):	Equity Office (Media):
Diane Morefield	Terry Holt
312.466.3286	312.466.3102

For Immediate Release

EQUITY OFFICE ANNOUNCES SECOND QUARTER 2003 RESULTS

CHICAGO (July 28, 2003) — Equity Office Properties Trust (NYSE: EOP) reported results today for the second quarter ended June 30, 2003. Net income available for common shares totaled $149.9 million in the second quarter of 2003, compared to $166.5 million in the second quarter of 2002. Fully diluted net income available per common share, commonly referred to as earnings per share (EPS), totaled $.37 per share in the second quarter of 2003 as compared to $.40 per share in the second quarter of 2002, a 7.5% decline. The decline in EPS in the second quarter of 2003 was a result of lower occupancy levels in the total portfolio, lower lease termination fees, and asset sales of approximately $662 million between March 31, 2002, and June 30, 2003. The decline was partially offset by gains on asset sales, which totaled $44.4 million in the second quarter of 2003, compared to $5.5 million in the second quarter of 2002.

The weighted average number of common shares and partnership units outstanding for the second quarter 2003 totaled 450,216,263, and totaled 452,010,570 on a fully diluted basis. The weighted average number of common shares and partnership units outstanding for the second quarter 2002 totaled 470,109,997, and totaled 472,610,590 on a fully diluted basis.

Funds from operations (FFO) for the second quarter 2003 totaled $310.2 million, or $.69 per fully diluted share, as compared to FFO for the same period in 2002 of $366.3 million, or $.78 per fully diluted share. This represents an 11.5% decrease in fully diluted FFO per share between periods. The decline in FFO was partially due to lower occupancy levels and lower lease termination fees when comparing the two quarters. In addition, the $662 million in asset sales between March 31, 2002, and June 30, 2003, also reduced FFO results. See the attachment to this press release for a reconciliation of FFO and FFO per share to net income available for common shares and EPS, respectively, the most directly comparable GAAP measures.

“We are pleased with how we are executing in a difficult environment. Our leasing activity year-to-date has been strong, but we continue to face higher than expected early lease terminations,” commented Richard D. Kincaid, president and chief executive officer. “Our occupancy level this quarter was stable with the prior quarter for the first time in 12 quarters, and our top 20 markets had positive net absorption of approximately 5.4 million square feet. These trends lead us to believe that the office markets are starting to stabilize,” concluded Kincaid.

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PAGE 2 — EQUITY OFFICE ANNOUNCES FIRST QUARTER 2003 RESULTS

Total revenues in the second quarter 2003 were $811.0 million, as compared to $861.9 million in the second quarter of 2002, after adjusting for discontinued operations in accordance with GAAP. The decline in total revenues was a result of a decline in occupancy between periods and lower rental rates on new leases signed.

Lease termination fees, including those recognized as income from joint ventures, totaled $11.5 million during the second quarter 2003, compared to $18.2 million during the second quarter of 2002. Early lease terminations occurring during the second quarter 2003 reduced occupancy by approximately 910,000 square feet, or roughly based on total net occupancy .7%.

Following is a table highlighting occupancy for the company’s total office and industrial portfolios, including those properties that are owned in joint ventures:

	Occupancy as of:
Portfolio	6/30/03	3/31/03	6/30/02

Office	87.1%	87.2%	90.0%
Industrial	84.7%	86.6%	91.3%

The office portfolio was 88.9% leased, which includes space not yet occupied, as of the end of the second quarter 2003.

Same-store property operating revenues, including straight-line rents and less property operating expenses, for the second quarter 2003 decreased 6.1%, as compared to the second quarter of 2002. The decrease is primarily a result of a decline in occupancy, and lower lease termination fees in the same-store portfolio. Occupancy on this same-store portfolio, comprising 768 office and industrial properties acquired on or prior to April 1, 2002, decreased from 90.5% at the beginning of this period, to 86.7% at June 30, 2003.

Office customers that took occupancy during the second quarter 2003 totaled approximately 4.6 million square feet. The weighted average annual gross rental rates, including straight-line rent and estimated expense reimbursements, on this activity during the quarter are summarized as follows:

Weighted Average Annual Gross Rental Rate Information
(per square foot):

Rate on expiring leases	$28.20
Rate on terminated leases	$28.34

Rate on expiring and terminated leases	$28.23
Rate on new and renewal leases	$26.61

Change from expiring and terminated leases	($1.62)

% Change from expiring and terminated leases	(5.7%)

% Change from expiring leases only	(5.6%)

The tenant improvement and leasing commission costs (TI/LC) for office leases with customers that took occupancy in EOP’s consolidated properties during the second quarter totaled $15.54 per square foot on a weighted average basis. This compares to weighted average TI/LC costs of $13.05 per square foot in the first quarter of 2003, and $11.58 per square foot in the second quarter of 2002. The increase in TI/LC costs in 2003 as compared to 2002 reflects the competition for new leases in most markets.

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Property operating margins from continuing operations were 64.7% in the second quarter 2003, as compared to 65.1% for the second quarter 2002. Property operating margins are calculated based on continuing operations, and are defined as property operating revenues less property operating expenses, expressed as a percentage of property operating revenues.

Results for the Six Months ended June 30, 2003:

EPS for the first six months of 2003 totaled $.72 per diluted share compared to $.88 per diluted share in the first half of 2002, an 18.2% decrease. For the six months ended June 30, 2003, FFO totaled $645.1 million on revenues of $1,632.6 million compared with FFO of $777.0 million on revenues of $1,725.7 million for the same period in 2002. FFO per share on a fully diluted basis totaled $1.42 for the six-month period in 2003, a 13.4% decrease from $1.64 per fully diluted share for the same period in 2002.

The decline in EPS and FFO between periods was a result of lower occupancy levels in the total portfolio and lower lease termination fees during the first half of 2003 as compared to 2002. In addition, asset sales of approximately $819 million from January 1, 2002, through June 30, 2003, affected these results.

Lease termination fees, including those recognized as income from joint ventures, totaled $25.2 million in the six months ended June 30, 2003, compared to $76.4 million in the six months ended June 30, 2002. Included in lease termination fees in the first half of 2002 was a $40 million lease termination received in connection with a previously proposed joint venture office development. This $40 million fee was reflected in “income from investments in unconsolidated joint ventures,” as opposed to in “other” revenue where lease terminations from consolidated properties are classified. Early lease terminations for the first six months of 2003 reduced occupancy by approximately 2.6 million square feet, or roughly 2%.

Same-store property operating revenues, including straight-line rents and less property operating expenses, for the first half of 2003 decreased 7.1%, as compared to the first half of 2002. The decrease is primarily a result of decline in occupancy, and lower lease terminations in the same-store portfolio. Occupancy on this same-store portfolio, comprising 767 office and industrial properties acquired on or prior to January 1, 2002, decreased from 91.7% at the beginning of this period to 86.7% at June 30, 2003.

Office customers that took occupancy during the first six months of 2003 totaled approximately 10.5 million square feet. The weighted average annual gross rental rates, including straight-line rent and estimated expense reimbursements, on this activity during the first half of 2003 are summarized as follows:

Weighted Average Annual Gross Rental Rate Information
(per square foot):

Rate on expiring leases	$27.80
Rate on terminated leases	$32.83

Rate on expiring and terminated leases	$28.89
Rate on new and renewal leases	$26.95

Change from expiring and terminated leases	($1.94)

% Change from expiring and terminated leases	(6.7%)

% Change from expiring leases only	(3.1%)

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The TI/LC costs for the office leases with tenants that took occupancy in EOP’s consolidated properties during the first six months of 2003 had a weighted average basis of $14.30. The weighted average TI/LC costs for the same period in 2002 were $11.58 per square foot.

Additional Quarterly Highlights:

•	During the second quarter, Equity Office sold one land parcel and seven office properties totaling approximately 1.3 million square feet for total sales proceeds of approximately $229.3 million. The net gain from these asset sales totaled approximately $44.4 million.

•	Effective May 1, 2003, Jeffrey L. Johnson, 43, rejoined the company as executive vice president and chief investment officer. Mr. Johnson is responsible for EOP’s investment group, which includes acquisitions, dispositions, joint ventures, and other investment activities. Mr. Johnson was previously with Equity Office during the period 1990 to 1999, and most recently worked at Lehman Brothers and Lakeshore Holdings LLC. Mr. Johnson replaced David A. Helfand, EOP’s previous chief investment officer, who resigned to pursue other opportunities.

•	At the company’s annual shareholders meeting on May 20, 2003, the shareholders approved an amendment to Equity Office’s Declaration of Trust to eliminate the staggered board, and to institute the annual election of all trustees. Trustees will be elected annually beginning in 2004.

•	In May, EOP announced the redemption of its 6,000,000 outstanding 7.875% Series E Cumulative Redeemable Preferred Shares. The redemption date was June 27, 2003, for an aggregate redemption price of approximately $151.9 million, including accrued dividends.

•	In May, EOP also announced the redemption of its 4,000,000 outstanding 8.0% Series F Cumulative Redeemable Preferred Shares. The redemption date was June 30, 2003, for an aggregate redemption price of $100 million.

•	In May, Equity Office renewed its $1 billion line of credit to replace its expiring $1 billion credit revolver. The new facility matures in May 2006. The pricing terms of the new line of credit are identical to the company’s previous revolver. The co-lead banks for the transaction were Bank of America and JP Morgan Chase Bank. A total of 20 banks participated in the new facility.

Subsequent Events:

•	In July 2003, Equity Office sold Foundry Square IV to a pension fund. Foundry Square IV, a 225,490-square-foot office building in San Francisco, is fully leased to Sun Microsystems. This building was developed by Wilson/Equity Office, the real estate investment and development joint venture of Equity Office, and an affiliate of its trustee, William Wilson III. The building was owned in a joint venture partnership, which included Equity Office, Wilson/Equity Office and a third-party private partner. EOP’s share of the gross proceeds from the sale was approximately $56.6 million, including the repayment of a $44.5 million construction loan. Equity Office made a $3.9 million equity investment in Foundry IV and will record an estimated $7 million gain from this disposition, which will be included in “income from unconsolidated joint ventures” in the

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third quarter of 2003. This represents an approximate 65% IRR on the original investment.

Common Share Repurchase Program:

Equity Office has a $600 million, board-approved common share repurchase program in place. Since the inception of the program in August 2002, EOP has repurchased 22.1 million common shares at an average price of $25.31 for a total amount of approximately $560.4 million. During the second quarter 2003, the company repurchased 7.6 million shares at an average price of $26.37 for a total cost of $201.6 million.

EPS and FFO Guidance:

Equity Office is reaffirming its EPS and FFO guidance ranges for 2003 as follows:

Guidance for 2003	Range

Fully Diluted EPS	$1.27	$1.47
Plus: Real Estate Depreciation and Amortization	$1.66	$1.66
Less: Gain on Sale of Assets	($.13	$.13)
Fully Diluted FFO per share	$2.80	$3.00

Management believes that the lower half of these ranges is more likely.

The primary assumptions used for the 2003 FFO and EPS guidance include:

Estimated National Office Job Growth	.75% - 1.0%
Average Office Portfolio Occupancy	86.5% - 88.0%
Lease Termination Fees	$50-$60 million
Property Operating Margins	64% to 65%
Straight-line Rent	$75-$80 million
Corporate G&A Expense	$50-$55 million
Savings from EOPlus (net of costs and after escalation impact)	$8-$10 million

Due to the uncertain nature of property acquisitions and dispositions, the guidance ranges do not include any future property acquisitions or dispositions, other than those transactions that have closed to date. The company is not able to assess at this time the potential impact of such exclusions on future FFO and EPS. By definition, FFO does not include gains or losses on the sale of properties.

Conference Call Details:

Management will discuss its 2003 second quarter results on EOP’s earnings conference call scheduled for Tuesday, July 29, at 9:00 AM CDT. To participate in the call, please dial 888-560-8501. Due to call volume, we suggest that participants dial in 10 minutes before the scheduled start of the call. The password to participate is “EOP.” If you are calling from outside of North America, please dial 773-756-4625. A replay of the call will be available until August 5, 2003, by calling 800-386-4114 (no passcode necessary). If you are calling from outside of North America for the replay of the call, please call 402-220-9812.

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A live webcast of the conference call will be available in listen-only mode at www.equityoffice.com and at www.companyboardroom.com.

In addition to the information provided in this release, Equity Office publishes a quarterly “Supplemental Operating and Financial Data” Report. The supplemental data and the information provided in this release can be found through the Equity Office Web site, under the Investor Relations section, and as part of a Form 8-K furnished to the SEC. We will also mail you a copy of the supplemental report, if you call 800-692-5304 and request a copy.

Forward — Looking Statements:

Estimates of future FFO and EPS are by definition, and certain other matters discussed in this release may be, forward-looking statements within the meaning of the federal securities laws. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of performance, and we can give no assurance that our expectations will be realized. Our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, many of which are beyond our ability to control or predict. Among these risks and uncertainties are changes in general economic conditions; the extent, duration and strength of any economic recovery; the extent of any tenant bankruptcies and insolvencies; our ability to maintain occupancy and to timely lease or re-lease space at current or anticipated rents; the amount of lease termination fees, if any; the cost and availability of debt and equity financing; our ability to refinance our debt at reasonable terms upon maturity; our ability to timely complete and lease current and future development projects, on budget and in accordance with expectations; our ability to realize anticipated cost savings from our EOPlus initiatives; our ability to obtain, at a reasonable cost, adequate insurance coverage for catastrophic events, such as earthquakes and terrorist acts; and other risks and uncertainties detailed from time to time in our filings with the SEC, including in our 2002 Form 10-K and Form 8-K filed with the SEC on July 15, 2003. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Equity Office Properties Trust (NYSE: EOP), operating through its various subsidiaries and affiliates, is the nation’s largest publicly held office building owner and manager with a portfolio of 720 buildings comprising 123.9 million square feet in 19 states and the District of Columbia. Equity Office has an ownership presence in 30 Metropolitan Statistical Areas (MSAs) and in 133 submarkets, enabling it to provide a wide range of office solutions for local, regional and national customers. For more company information visit the Equity Office website at http://www.equityoffice.com.

# # #
(Summary Financial Information Attached)

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Financial Highlights
Consolidated Statements of Operations
June 30, 2003

	For the three months ended June 30,		For the six months ended June 30,

	2003	2002	2003	2002

	(Dollars in thousands, except per share amounts)
Revenues:
Rental	$650,147	$679,310	$1,303,096	$1,358,731
Tenant reimbursements	109,496	123,897	214,801	244,163
Parking	28,363	28,845	55,285	57,708
Other	15,732	18,368	35,847	42,735
Fee income	3,526	3,977	8,462	8,055
Interest / dividends	3,695	7,492	6,954	14,332
Realized gain on sale of marketable securities	—	—	8,143	—

Total revenues	810,959	861,889	1,632,588	1,725,724

Expenses:
Interest:
Expense incurred	206,604	202,741	411,927	407,761
Amortization of deferred financing costs and prepayment expenses	2,091	1,116	3,783	2,418
Depreciation	160,959	158,050	319,369	312,757
Amortization	15,110	12,415	29,583	24,260
Real estate taxes	92,161	94,292	183,393	189,830
Insurance	6,918	10,701	13,471	18,434
Repairs and maintenance	80,745	85,743	160,681	166,788
Property operating	103,749	105,734	202,821	202,933
Ground rent	4,870	5,287	9,466	10,797
Corporate general and administrative	17,655	18,512	31,157	35,808

Total expenses	690,862	694,591	1,365,651	1,371,786

Income before income taxes, allocation to minority interests and income from investments in unconsolidated joint ventures	120,097	167,298	266,937	353,938
Income taxes	(1,575)	(1,714)	(2,571)	(8,720)
Minority Interests:
EOP Partnership	(18,527)	(21,171)	(35,841)	(48,454)
Partially owned properties	(1,851)	(995)	(4,367)	(2,401)
Income from investments in unconsolidated joint ventures	20,946	22,297	41,710	79,925

Income from continuing operations	119,090	165,715	265,868	374,288
Discontinued operations (including net gain on sales of real estate of $44,448, $5,499, $51,725 and $2,490, respectively)	46,166	16,597	56,566	25,205

Net income	165,256	182,312	322,434	399,493
Preferred distributions	(15,395)	(15,831)	(30,856)	(31,661)

Net income available for Common Shares	$149,861	$166,481	$291,578	$367,832

Earnings per share — basic
Income from continuing operations	$0.31	$0.40	$0.66	$0.90

Net income available for Common Shares	$0.37	$0.40	$0.72	$0.89

Weighted average Common Shares outstanding	400,457,311	416,603,419	404,348,812	415,245,300

Earnings per share — diluted
Income from continuing operations	$0.30	$0.40	$0.66	$0.89

Net income available for Common Shares	$0.37	$0.40	$0.72	$0.88

Weighted average Common Shares and common share equivalents outstanding	452,010,570	472,610,590	455,646,938	472,726,956

Distributions declared per Common Share outstanding	$0.50	$0.50	$1.00	$1.00

Financial Highlights
Earnings Per Share Calculation
June 30, 2003

	For the three months ended June 30,		For the six months ended June 30,

	2003	2002	2003	2002

	(Dollars in thousands, except per share data)
Numerator:
Income from continuing operations	$119,090	$165,715	$265,868	$374,288
Discontinued operations (including net gain on sales of real estate $44,448, $5,499, $51,725 and $2,490, respectively)	46,166	16,597	56,566	25,205
Preferred distributions	(15,395)	(15,831)	(30,856)	(31,661)

Numerator for basic earnings per share — net income	149,861	166,481	291,578	367,832
available for Common Shares
Net income allocated to minority interests in EOP Partnership	18,527	21,171	35,841	48,454

Numerator for diluted earnings per share- net income available for Common Shares and common share equivalents	$168,388	$187,652	$327,419	$416,286

Denominator:
Denominator for net income available per weighted average	400,457,311	416,603,419	404,348,812	415,245,300

Common Share outstanding — basic
Effect of dilutive securities:
Redemption of Units for Common Shares	49,758,952	53,506,578	49,905,628	54,886,717
Share options, put options and restricted shares	1,794,307	2,500,593	1,392,498	2,594,939

Common share equivalents	51,553,259	56,007,171	51,298,126	57,481,656

Denominator for net income available per weighted average
Common Share and common share equivalent outstanding — diluted	452,010,570	472,610,590	455,646,938	472,726,956

Earnings per share — basic
Income from continuing operations, net of minority interests	$0.31	$0.40	$0.66	$0.90
Discontinued operations, net of minority interests	0.10	0.04	0.12	0.05
Preferred distributions, net of minority interests	(0.03)	(0.03)	(0.07)	(0.07)

Net income available for Common Shares	$0.37	$0.40	$0.72	$0.89

Earnings per share — diluted
Income from continuing operations	$0.30	$0.40	$0.66	$0.89
Discontinued operations	0.10	0.04	0.12	0.05
Preferred distributions	(0.03)	(0.03)	(0.07)	(0.07)

Net income available for Common Shares	$0.37	$0.40	$0.72	$0.88

Earnings per share may not total the sum of the per share components due to rounding.

Financial Highlights
Consolidated Balance Sheets
June 30, 2003

	Equity Office Properties Trust

	June 30, 2003	December 31, 2002

	(Dollars in thousands,
	except per share amounts)
Assets:
Investment in real estate	$24,456,255	$24,625,927
Developments in process	342,338	284,737
Land available for development	245,058	252,852
Accumulated depreciation	(2,379,269)	(2,077,613)

Investment in real estate, net of accumulated depreciation	22,664,382	23,085,903
Cash and cash equivalents	57,595	58,471
Tenant and other receivables (net of allowance for doubtful accounts of $12,586 and $11,695, respectively)	80,399	77,597
Deferred rent receivable	355,643	331,932
Escrow deposits and restricted cash	33,692	29,185
Investments in unconsolidated joint ventures	1,089,894	1,087,815
Deferred financing costs (net of accumulated amortization of $42,643 and $48,801, respectively)	71,229	67,151
Deferred leasing costs (net of accumulated amortization of $141,366 and $115,710, respectively)	274,756	235,002
Prepaid expenses and other assets (net of discounts of $66,378 and $66,557, respectively)	307,746	273,727

Total Assets	$24,935,336	$25,246,783

Liabilities, Minority Interests and Shareholders’ Equity:
Mortgage debt (including a net discount of $(13,230) and $(12,584), respectively)	$2,470,020	$2,507,890
Unsecured notes (including a net premium of $25,820 and $41,151, respectively)	9,242,320	9,057,651
Line of credit	282,900	205,700
Accounts payable and accrued expenses	522,905	560,101
Distribution payable	227,438	5,654
Other liabilities	436,421	391,963

Total Liabilities	13,182,004	12,728,959

Commitments and contingencies	—	—
Minority Interests:
EOP Partnership	1,206,035	1,246,543
Partially owned properties	184,103	185,809

Total Minority Interests	1,390,138	1,432,352

Shareholders’ Equity:
Preferred Shares, 100,000,000 authorized:
5.25% Series B Convertible, Cumulative Redeemable Preferred Shares, liquidation preference $50.00 per share, 5,990,000 issued and outstanding	299,500	299,500
8.625% Series C Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 4,562,900 issued and outstanding	114,073	114,073
7.875% Series E Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 0 and 6,000,000 issued and outstanding	—	150,000
8.0% Series F Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 0 and 4,000,000 issued and outstanding	—	100,000
7.75% Series G Cumulative Redeemable Preferred Shares, liquidation preference $25.00 per share, 8,500,000 issued and outstanding	212,500	212,500
Common Shares, $0.01 par value; 750,000,000 shares authorized, 399,263,583 and 411,200,998 issued and outstanding, respectively	3,993	4,112
Additional paid in capital	10,373,854	10,691,610
Deferred compensation	(9,689)	(15,472)
Dividends in excess of accumulated earnings	(563,806)	(452,636)
Accumulated other comprehensive (loss)	(67,231)	(18,215)

Total Shareholders’ Equity	10,363,194	11,085,472

Total Liabilities, Minority Interests and Shareholders’ Equity	$24,935,336	$25,246,783

Non-GAAP Disclosures
Funds From Operations
June 30, 2003

     Funds from Operations (“FFO”) is a non-GAAP financial measure. We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in paragraph (a) below.

     The following table reflects the reconciliation of FFO to net income available for common shares, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended		For the six months ended

	6/30/2003	6/30/2002	6/30/2003	6/30/2002

	(Dollars in thousands except, per share data)
Net income available for Common Shares	$149,861	$166,481	$291,578	$367,832
Add back (deduct):
Net income allocated to minority interests in EOP Partnership	18,527	21,171	35,841	48,454
Net gain on sale of unconsolidated joint venture	—	(150)	—	(429)
Real estate related depreciation and amortization (including Equity Office’s share of unconsolidated joint ventures)	185,905	180,791	367,387	356,164
Real estate related depreciation and amortization less net (gain) / loss on sales of real estate included in discontinued operations	(44,109)	(1,973)	(49,737)	4,938

Funds from Operations (a)	$310,184	$366,320	$645,069	$776,959

CASH FLOW PROVIDED BY (USED FOR):
Operating Activities	$273,818	$363,639	$525,405	$642,220
Investing Activities	127,251	(32,250)	70,682	144,980
Financing Activities	(431,929)	(334,987)	(622,095)	(548,081)

Net (decrease) increase in cash and cash equivalents	($30,860)	($3,598)	($26,008)	$239,119

Reconciliation of diluted earnings per share to diluted funds from operations per share:
Net income available for Common Shares	$0.37	$0.40	$0.72	$0.88
Real estate related depreciation and amortization (including Equity Office’s share of unconsolidated joint ventures)	0.41	0.38	0.81	0.75
Real estate related depreciation and amortization less net (gain) / loss on sales of real estate included in discontinued operations	(0.10)	—	(0.11)	0.01

Funds from operations available for Common Shares (b)	$0.69	$0.78	$1.42	$1.64

Weighted average Common Shares, Units and common share equivalents outstanding — Diluted	452,010,570	472,610,590	455,646,938	472,726,956

(a) FFO is defined as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of properties (which we believe includes impairments on properties held for sale), plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as one of several measures of the performance of an equity REIT. We further believe that by excluding the effect of depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance between equity REITs. Investors should review FFO along with GAAP net income available for Common Shares and cash flow from operating activities, investing activities and financing activities, when trying to understand an equity REIT’s operating performance. Equity Office computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Equity Office. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of Equity Office’s financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of Equity Office’s liquidity, nor is it indicative of funds available to fund Equity Office’s cash needs, including its ability to make cash distributions.

(b) FFO per share may not total the sum of the per share components in the reconciliation due to rounding.

Ratio of Earnings to Combined Fixed
Charges and Preferred Distributions ( c)	1.6	2.0	1.6	1.9

     The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

     The term “fixed charges and preferred distributions” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

(c)  The presentation of this ratio is required by the SEC and is calculated in accordance with the definition provided by the SEC.